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                                                                  EXHIBIT 99.1


  CORT BUSINESS SERVICES SIGNS DEFINITIVE MERGER AGREEMENT WITH INVESTOR GROUP


         FAIRFAX, Va., March 26, 1999 -- CORT Business Services Corporation (NYSE: CBZ) today announced that it has executed a definitive merger agreement with an investor group that includes Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") and members of the Company's management team. Under the terms of the agreement, a company formed by the investor group would acquire the Company for consideration of $24.00 per share in cash and $2.50 per share in liquidation value of a new series of preferred stock. This represents a 58% premium to the price of CORT's common stock at the close of business on March 25, 1999. Citicorp Venture Capital, Ltd. ("CVC"), which currently holds approximately 44% of the Company's outstanding common stock, will retain a portion of its investment and thereby provide equity financing to the resulting corporation. Including the assumption of debt, the transaction is valued at approximately $453 million and is intended to be accounted for as a recapitalization for financial reporting purposes.

         The merger agreement requires approval by the holders of a majority of the Company's voting stock and, in addition, approval by the holders of a majority of the outstanding voting stock who are not affiliated with BRS, CVC or other members of the investor group. The merger is also subject to other conditions, including receipt of necessary financing, a limitation on the number of dissenting shareholders and certain regulatory approvals. BRS and CVC have committed to provide up to $105 million of equity financing for the transaction. The merger agreement will terminate if the investor group has not obtained customary commitment and highly confident letters to provide the required debt financing within thirty days after the date of the merger agreement. The transaction is expected to be completed by the end of the second quarter of this year.

         Commenting on the merger, Paul Arnold, President and Chief Executive Officer of the Company, said: "As always, one of our first priorities is to deliver value to CORT stockholders. We believe that this transaction is the best way to accomplish that in a very significant and immediate way. Our stockholders will receive a sizable premium over current market levels and our company will be able to continue its tradition of providing outstanding service to its customers."

         The Company said that its Board of Directors had received an opinion from SunTrust Equitable Securities Corporation that the transaction is fair from a financial point of view to the non-affiliated stockholders.



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         BRS is a private investment firm based in New York that focuses on investing in quality businesses. Representative investments by BRS include Jitney-Jungle Stores of America, California Pizza Kitchen and MEDIQ.

         CORT Business Services Corporation, through its wholly owned subsidiary, CORT Furniture Rental Corporation, is the leading provider of rental furniture, accessories and related services in the "rent-to-rent" segment of the furniture industry. CORT provides quality products and services to corporate and individual customers to meet their temporary furniture needs, including those for office, residential and trade show furnishings. The Company operates 119 rental showrooms, 83 furniture clearance centers and 75 warehouses in 32 states and the District of Columbia.

         The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.